As filed with the Securities and Exchange Commission on January 26, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AEROVIRONMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2705790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

181 W. Huntington Drive, Suite 202
Monrovia, CA 91016
(626) 357-9983
(Address of Principal Executive Offices)

AEROVIRONMENT, INC. NONQUALIFIED STOCK OPTION PLAN
AEROVIRONMENT, INC. DIRECTORS’ NONQUALIFIED STOCK OPTION PLAN
AEROVIRONMENT, INC. 2002 EQUITY INCENTIVE PLAN
AEROVIRONMENT, INC. 2006 EQUITY INCENTIVE PLAN
(Full title of the plans)

Timothy E. Conver
President and Chief Executive Officer
AeroVironment, Inc.
181 W. Huntington Drive, Suite 202
Monrovia, CA 91016
(Name and address of agent for service)
(626) 357-9983
(Telephone number, including area code, of agent for service)

Copies to:
Craig M. Garner, Esq.
Michael E. Sullivan, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to be	Offering Price	Offering	Registration
Title of Securities to be Registered	Registered (1)	Per Share	Price	Fee
Common Stock, par value $0.0001 per share	1,941,729 Shares (2)	$0.55(3)	$1,067,950.95	$114.27
Common Stock, par value $0.0001 per share	35,189 Shares (4)	$0.59(5)	$20,761.51	$2.23
Common Stock, par value $0.0001 per share	1,538,111 Shares (6)	$1.94(7)	$2,983,935.34	$319.29
Common Stock, par value $0.0001 per share	3,684,157 Shares (8)	$17.00(9)	$62,630,669	$6,701.49
Total	7,199,186 Shares	—	—	$7,137.28

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents 1,941,729 shares of common stock issuable upon exercise of outstanding stock options under AeroVironment, Inc.’s Nonqualified Stock Option Plan (the “Option Plan”).
(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 1,941,729 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the Option Plan, the Proposed Maximum Offering Price Per Share is $0.55 per share, which is the weighted average exercise price of the awards granted under the Option Plan.
(4)	Represents 35,189 shares of common stock issuable upon exercise of outstanding stock options under AeroVironment, Inc.’s Directors’ Nonqualified Stock Option Plan (the “Directors’ Option Plan”).
(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 35,189 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the Directors’ Option Plan, the Proposed Maximum Offering Price Per Share is $0.59 per share, which is the weighted average exercise price of the awards granted under the Directors’ Option Plan.
(6)	Represents 1,538,111 shares of common stock issuable upon exercise of outstanding stock options under AeroVironment, Inc.’s 2002 Equity Incentive Plan (the “2002 Plan”).
(7)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 1,538,111 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2002 Plan, the Proposed Maximum Offering Price Per Share is $1.94 per share, which is the weighted average exercise price of the awards granted under the 2002 Plan.
(8)	Represents 3,684,157 shares of common stock reserved for future issuance under AeroVironment, Inc.’s 2006 Equity Incentive Plan.
(9)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $17.00, the initial public offering price of our common stock as set forth in our prospectus filed with the Securities and Exchange Commission on January 22, 2007 pursuant to Rule 424(b) under the Securities Act.
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plans are granted, exercised and/or distributed.

PART I
Item 1. Plan Information.
          Not required to be filed with this registration statement.
Item 2. Registrant Information and Employee Plan Annual Information.
          Not required to be filed with this registration statement.
PART II
Item 3. Incorporation of Documents by Reference.
          The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
(a)	The prospectus filed by us with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on January 22, 2007, relating to the registration statement on Form S-1, as amended (Registration No. 333-137658), which contains our audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of our common stock, par value $0.0001 per share, included under the caption “Description of Capital Stock” in the prospectus forming a part of our registration statement on Form S-1, initially filed with the SEC on September 28, 2006 (Registration No. 333-137658), including exhibits, and as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our registration statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 18, 2007 (Registration No. 001-33261).
          All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
          Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
          You may request a copy of these filings, at no cost, by writing or telephoning us at:
AeroVironment, Inc.
181 W. Huntington Drive, Suite 202
Monrovia, CA 91016
(626) 357-9983

          You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions to our amended and restated certificate of incorporation and amended and restated bylaws which limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as directors. The duty of care generally requires that when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.
     These limitations of liability do not alter liability under the federal securities laws and do not affect the availability of equitable remedies such as injunction or rescission. As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law and provide that:
•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•	the rights provided in our bylaws are not exclusive.
     We have entered, and intend to continue to enter, into separate indemnification agreements with each of our executive officers and directors which are in addition to and may be broader than the indemnification provided for in our charter documents. These indemnification agreements provide that we will indemnify each of our directors to the fullest extent permitted by law and advance expenses to indemnitees in connection with any proceeding in which indemnification is available.
     We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers and a policy of directors’ and officers’ liability insurance that covers certain liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.
     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
          Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings.
          We hereby undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 26th day of January, 2007.

AEROVIRONMENT, INC.
By:	/s/ Timothy E. Conver
Timothy E. Conver
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy E. Conver and Stephen C. Wright, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy E. Conver Timothy E. Conver	Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2007

/s/ Stephen C. Wright Stephen C. Wright	Chief Financial Officer (Principal Financial and Accounting Officer)	January 26, 2007

/s/ Paul B. MacCready Paul B. MacCready	Chairman of the Board of Directors	January 26, 2007

/s/ Joseph F. Alibrandi Joseph F. Alibrandi	Director	January 26, 2007

/s/ Kenneth R. Baker Kenneth R. Baker	Director	January 26, 2007

/s/ Arnold L. Fishman Arnold L. Fishman	Director	January 26, 2007

/s/ Murray Gell-Mann Murray Gell-Mann	Director	January 26, 2007

/s/ Charles R. Holland Charles R. Holland	Director	January 26, 2007

EXHIBIT INDEX

4.1*	AeroVironment, Inc. Nonqualified Stock Option Plan
4.2*	AeroVironment, Inc. Directors’ Nonqualified Stock Option Plan
4.3*	AeroVironment, Inc. 2002 Equity Incentive Plan
4.4	AeroVironment, Inc. 2006 Equity Incentive Plan
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).

*	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-137658) filed by us with the SEC on September 28, 2006, as amended.